As filed with the Securities and Exchange Commission on February 21, 2025
Registration No. 333-261784

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3 REGISTRATION STATEMENT NO. 333-261784

UNDER
THE SECURITIES ACT OF 1933

INNOVID CORP.
(Exact name of registrant as specified in its charter)

Delaware	87-3769599
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

116 E 16th Street New York, New York 10003
+1 (212) 966-7555
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen Cook
General Counsel
116 E 16th Street New York, New York 10003
+1 (212) 966-7555
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Jason Licht, Esq.
Samuel D. Rettew, Esq.
Latham & Watkins LLP
555 11th St NW, Suite 1000
Washington, D.C. 20004
(202) 637-2200

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) is being filed by Innovid Corp., a Delaware corporation (the “Company”), to deregister any and all securities registered but unsold or otherwise unissued under the Registration Statement on Form S-3 (No. 333-261784), originally filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on May 19, 2023, effective as of May 26, 2023, and as amended or supplemented to date, as of the date hereof (the “Registration Statement”), registering (i) 80,847,454 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, (ii) 2,086,676 warrants to purchase shares of Common Stock and (iii) 10,222,500 shares of Common Stock underlying warrants of the Company. The Common Stock was registered to permit resales of such securities by certain selling security holders named in the Registration Statement and the issuance by the Company of shares of Common Stock upon the exercise of outstanding warrants. To clarify, a request for withdrawal was initially filed on February 14, 2025 with respect to the Registration Statement, however, upon subsequent determination that securities may have been offered or sold under the Registration Statement, the Company is filing the Post-Effective Amendment with the SEC on the date hereof.

As previously disclosed, on November 21, 2024, the Company entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Mediaocean LLC, a Delaware limited liability company (“Parent”), and Ignite Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).  The Merger Agreement provides that, upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. The Merger became effective on February 13, 2025, pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware. As a result of the Merger, the offering pursuant to the Registration Statement is being terminated.

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all securities that were registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. As of the date hereof, the Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates any offering of such securities pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused the Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 21, 2025.

INNOVID CORP.

Date: February 21, 2025	By:	/s/ Stephen Cook
	Name:	Stephen Cook
	Title:	General Counsel

No other person is required to sign this Post-Effective Amendment to the specified registration statement on Form S-3 on behalf of the Company in reliance upon Rule 478 under the Securities Act of 1933, as amended.